Exhibit 14.01

                                  Aradyme Corp.

                                 Code of Ethics


                                  Our Mission:

         "Aradyme Corporation is dedicated to becoming the leading provider of Next Generation database tools, products and services for accelerated deployment of database management solutions that are less expensive and more powerful, more effective and more efficient than existing competitive options."


I. Introduction and Guiding Principles

         This Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, contractors and consultants of the Company. All of our employees, contractors and consultants must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants. At the core of this Code of Ethics is our insistence that the activities of our Company and of each employee continue to be conducted in full compliance with both the letter and the spirit of all applicable laws, rules, and regulations.

         Those who violate the standards in this Code will be subject to disciplinary action.

II. Conflicts of Interest

         Employees, contractors and consultants shall not maintain, engage in or have a financial interest (other than an equity interest of less than five percent of the issued and outstanding stock of a publicly-traded company) in any outside business that competes with or otherwise conflicts with the interests of the Company. Each employee, contractor and consultant shall avoid actual or apparent conflicts of interest in personal and professional relationships.

III. Confidential Information

         Employees, contractors and consultants who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision to buy or sell the Company's stock on the basis of this information is not only unethical but also illegal. Without prior authorization by the Company, employees shall not disclose any of the Company's confidential or proprietary information to any person not employed by the Company.

IV. Government Reports and Public Disclosure

         It is the firm's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. In order to do so, the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls, and it is the obligation of each employee, within the scope of his or her job duties, to strive towards this goal and to avoid misleading, inaccurate and incomplete information. All employees and directors, who are involved in the company's disclosure process, including the Chief Financial Officer, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors.

V. Responsible Use of Company Assets

         Each employee, contractor and consultant shall exercise responsible use of and control over all Company assets and resources with which he or she is entrusted. Company assets shall only be used for legitimate business purposes.

VI. Internal Reporting and Protection of Employees Making Reports

         Employees, contractors and consultants who suspect or know of violations of this Code of Ethics or illegal or unethical business or workplace conduct on the part of the Company or by any employee, agent or representative of the Company shall provide such information to their supervisor. If the person to whom the information was provided is not responsive, or if there is reason to believe that reporting to such a person is not appropriate under the circumstances, employees may contact the companies outside legal counsel. If concerns or complaints require confidentiality, then confidentiality shall be protected to the extent feasible, subject to applicable law. The Company prohibits retaliation of any kind against employees, contractors and consultants who have made good faith reports or complaints of violations of this Code of Ethics or other known or suspected illegal or unethical conduct.

VII. Waivers

         Waivers to provisions of this Code of Ethics may only be granted by the Board of Directors. Any waiver that is made shall be disclosed to the public in conformance with all applicable requirements.

VIII. Conclusion

         Protecting our Company's integrity is the responsibility of each employee, contractor and consultant of the Company. Each is urged to keep the fundamental principles underlying this Code of Ethics in mind at all times.